As filed with the Securities and Exchange Commission on June 5, 2026

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boqii Holding Limited

(Exact Name of Registrant as Specified in Its Charter)

Not Applicable

(Translation of Registrant’s Name Into English)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 1203, 12th Floor, Building T1, Smart Cloud, No. 1, Lane 235, Yubei Road

Pudong New District, Shanghai 201204

The People’s Republic of China

Telephone: (+86-21) 6882 6799

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

United States of America

(1) 800 221-0102

(Name, Address and Telephone Number of Agent For Service)

With copies to:

Yingzhi (Lisa) Tang

co-Chief Executive Officer and Chief Financial Officer

Room 1203, 12th Floor, Building T1, Smart Cloud, No. 1, Lane 235, Yubei Road

Pudong New District, Shanghai 201204

The People’s Republic of China

Telephone: (+86-21) 6882 6799

Huan Lou, Esq. David B. Manno, Esq. McCarter & English, LLP 250 West 55th Street, 13th Floor New York, NY 10019 (212) 609-6800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 5, 2026

Boqii Holding Limited

Up to 9,990,000 Class A Ordinary Shares

This prospectus relates to the proposed resale or other disposition, from time to time by the selling securityholders identified in this prospectus (the “Selling Shareholders”) or their pledgees, donees, transferees, or other successors in interest, of up to 9,990,000 Class A ordinary shares, par value $0.0000001 per share (the “Shares”), of Boqii Holding Limited, an exempted company incorporated in the Cayman Islands with limited liability (“we,” “us,” “our,” and the “Company”) consisting of up to (i) 3,000,000 Class A ordinary shares issued to the Selling Shareholders and (ii) 6,990,000 Class A ordinary shares (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”). The Class A ordinary shares of the Company are referred to herein as “Class A Ordinary Shares.”

The Shares and Pre-Funded Warrants were issued and sold to the Selling Shareholders as units (the “Units”) in a private placement that closed on May 18, 2026 (the “Private Placement”) pursuant to a Securities Purchase Agreement between the Company and the Selling Shareholders, dated May 11, 2026 (the “Purchase Agreement”). Each Unit consists of (i) one Share and (ii) one Pre-Funded Warrant exercisable for 2.33 Class A Ordinary Shares at an exercise price of $0.0001 per share. The Pre-Funded Warrants were issued at the closing of the Private Placement and are exercisable immediately upon issuance and expire on the second anniversary of the initial exercise date.

The Selling Shareholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 29 of this prospectus for more information. We are not selling any securities in this offering, and we will not receive any proceeds from the sale of any Shares by the Selling Shareholders. We may, however, receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants, that are exercised for cash.

The Selling Shareholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. This prospectus provides a general description of the securities being offered. You should read this prospectus before you invest in any of our securities.

Our Class A Ordinary Shares are listed and posted for trading on the NYSE American (“NYSE”) under the symbol “BQ.” The last reported sale price of our Class A Ordinary Shares on June 4, 2026 as reported on NYSE, was US$0.72 per Class A Ordinary Share.

We may amend or supplement this prospectus from time to time by incorporating by reference any document or filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “Emerging Growth Company” and a “Foreign Private Issuer” under applicable U.S. federal securities laws and, as such, are eligible for reduced public company reporting requirements. Please see “Implications of Being an Emerging Growth Company” and “Implications of Being a Foreign Private Issuer” beginning on page 22 and 23 for more information.

Investors are cautioned that the securities may be offered under this prospectus are securities of Boqii Holding Limited, our Cayman Islands holding company, which is not a Chinese operating company nor does it have any substantive business operations. Boqii Holding Limited conducts its operations in China through its PRC subsidiaries and the consolidated variable interest entities, or the “VIEs”, and the VIEs’ subsidiaries. These contractual arrangements have not been tested in court. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. This structure involves unique risks to investors and investors may never hold equity interests in the Chinese operating companies. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities being registered for resale by the Selling Shareholders, including that it could cause in value such securities to significantly decline or become worthless. See “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Doing Business in China” and “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Our Corporate Structure and Contractual Arrangements” in our most recent Annual Report on Form 20-F (the “2025 Annual Report”), which is incorporated by reference in this prospectus. For a description of our corporate structure, see “Item 3. Key Information - Holding Company Structure and Contractual Arrangements with the VIEs.” in our 2025 Annual Report, which is incorporated by reference in this prospectus. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” or “our company” are to Boqii Holding Limited, its subsidiaries, and, in the context of describing our operations and consolidated financial information, including the VIEs and their respective subsidiaries.

You are specifically cautioned that there are significant legal and operational risks associated with having substantially all of our operations in China, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, and applicable PRC and United States regulations, which risks could result in a material change in our operations and/or cause the value of our securities to significantly decline or become worthless and affect Boqii Holding Limited’s ability to offer or continue to offer its securities to investors. Moreover, the Chinese regulatory authorities may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our PRC subsidiaries’ operations at any time. The PRC regulatory authorities also initiated a series of actions and statements to regulate business operations in China, including without limitation cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Furthermore, VIE structures pose risks to U.S. investors that are not present in other organizational structures. For example, exerting control through contractual arrangements may be less effective than direct equity ownership, and a company may incur substantial costs to enforce the terms of the arrangements, including those relating to the distribution of funds among the entities. Further, the Chinese government could determine that the agreements establishing the VIE structure do not comply with Chinese law and regulations, including those related to restrictions on foreign ownership, which could subject us to penalties, revocation of business and operating licenses, or forfeiture of ownership interests.

On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, promulgated Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Any future offering pursuant to a prospectus supplement to this prospectus will be subject to the Overseas Listing Trial Measures, and we are required to file for record through our major operating entity incorporated in the PRC with the CSRC within three business days after the completion of the initial offering pursuant to a prospectus supplement to this prospectus and make a summary report to the CSRC after the completion of offerings under this prospectus. There can be no assurance that we can complete the filing procedures, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. Any failure of us to fully comply with the regulatory requirements may subject us to regulatory actions, such as warnings and fines, which may limit our operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. For further details, see “Item 3. Key Information - D. Risk Factors - Risks Related to Doing Business in China” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries and the VIEs. In practice, we estimate and allocate funds to our wholly owned subsidiaries in PRC (“WFOEs”) and the VIEs based on their respective available cash balances and forecasted cash requirements. Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. The VIEs may transfer cash to the relevant WFOEs by paying service fees according to the exclusive business cooperation agreements. Pursuant to these agreements between each of the VIEs and its corresponding WFOEs, each of the VIEs agrees to pay the relevant WFOE for services related to design and maintenance of the e-commerce platform, consulting services, technical training, research, planning and development of the market and customer support at an amount based on 100% of the balance of the gross consolidated profits of each VIE after offsetting the accumulated losses for the preceding financial years and deducting the working capital, expenses, taxes and other statutory contributions required for any financial year, or the amount determined by the WFOE in accordance with the terms of the agreements. For more details, see “Prospectus Summary - Cash Flows through Our Organization” in this prospectus, and “Item 3. Key Information - Cash Flows through Our Organization,” “Item 3. Key Information - Condensed Consolidating Schedule” and consolidated financial statements included elsewhere in our 2025 Annual Report, which is incorporated by reference in this prospectus. Considering the future operating and cash flow needs of the VIEs, for the years ended March 31, 2023, 2024 and 2025, no service fees were charged to the VIEs by the WFOEs, and no payments were made by the VIEs under these agreements. If there is any amount payable to relevant WFOEs under the VIE agreements, the VIEs will settle the amount accordingly. For more information, see “Prospectus Summary - Cash Flows through Our Organization” in this prospectus, and “Item 3. Key Information-Condensed Consolidating Schedule” and consolidated financial statements included elsewhere in our 2025 Annual Report, which is incorporated by reference in this prospectus. For any amounts owed by the VIEs to our PRC subsidiaries under the VIE agreements, unless otherwise required by PRC governmental authorities in accordance with relevant PRC laws and regulations, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIEs have sufficient funds to do so.

Cayman Islands law prescribes that a Cayman Islands company may only pay dividends out of either its profits or share premium account, provided that under no circumstances can a dividend be paid if doing so would result in such company being unable to pay its debts as they become due in the ordinary course of business. Other than the foregoing, there is no other limitations on Boqii Holding Limited’s ability to transfer cash to investors. For further details, see “Prospectus Summary - Cash Flows through Our Organization.” However, any limitation on the ability of our PRC or Hong Kong subsidiaries to pay cash dividends to us could have a material adverse effect on our ability to pay cash dividends to holders of our ordinary shares, for further details, see “Risk Factors - Risks Relating to Doing Business in China -  We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

As of the date of this prospectus, we have not previously declared or paid any cash dividend, dividend in kind or distributions, and have no plan to declare or pay any dividends or distributions in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. For more information, see “Item 8. Financial Information–8.A. Consolidated Statements and Other Financial Information-Dividend Policy” in our 2025 Annual Report, which is incorporated by reference in this prospectus. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions. Currently, our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, foreign exchange transactions under the “capital account” such as foreign direct investment and foreign currency debt, including loans we may secure for the VIEs or their subsidiaries, remain subject to limitations and may require approvals from, filing with or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for the VIEs or their respective subsidiaries. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC and Hong Kong subsidiaries and the VIEs to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

There are also limitations on our ability to transfer cash between Boqii Holding Limited, its subsidiaries and the VIEs, and there is no assurance that we are able to comply with all restrictions on the cash transfer provided by laws and regulations of the PRC. See “Prospectus Summary - Restrictions and Limitations on Transfer of Capital” in this prospectus. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information - Risk Factors - Risks Related to Doing Business in China - We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission, or the SEC, determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the SEC will prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States.

On December 16, 2021, the PCAOB issued the HFCAA Determination Report, according to which registered public accounting firms headquartered in mainland China and Hong Kong, including PricewaterhouseCoopers Zhong Tian LLP, our former auditor, were subject to the determinations that the PCAOB is unable to inspect or investigate completely. On August 22, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completely by the PCAOB in connection with the filing of our annual report on Form 20-F for the fiscal year ended March 31, 2022. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it was unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Our current auditor, Assentsure PAC (“Assentsure”), the independent registered public accounting firm that issues the audit report included in our 2025 Annual Report, is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis with the latest inspection in September 2024. Our auditor is not among the firms listed on the PCAOB Determination List issued in December 2021. Given the foregoing, we do not expect to be identified by the SEC again as a “commission-identified issuer” following the filing of our 2025 Annual Report. However, if our future audit reports are prepared by auditors headquartered in one of the jurisdictions that cannot be completely inspected by the PCAOB, we would be identified as a “commission-identified issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “commission-identified issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For details of risks related to the HFCAA, see “Item 3. Key Information - Risk Factors - Risks Related to Doing Business in China  -  Trading in our securities will be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our registered public accounting firm and as a result, U.S. national securities exchanges, such as the NYSE American, may determine to delist our securities” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the “Risk Factors’’ section of this prospectus, and risk factors set forth in our 2025 Annual Report, in other reports incorporated herein by reference, and in the applicable prospectus supplement before you make your investment decision.

Neither the U.S. Securities and Exchange Commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2026

You should rely only on the information provided in this prospectus and any applicable prospectus supplement. Neither we nor the Selling Shareholder have authorized anyone to provide you with different information. Neither we nor the Selling Shareholder are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus and any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus, our business, financial condition, results of operations, and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC using a continuous offering process. Under this continuous offering process, the Selling Shareholder may, from time to time, offer and sell up to an aggregate of 9,990,000 Class A Ordinary Shares as described in the section titled “Plan of Distribution.”

You should read this prospectus, exhibits filed as part of the registration statement, and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” in this prospectus.

You should rely only on the information provided in this prospectus, exhibits filed as part of the registration statement, or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our Class A Ordinary Shares only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A Ordinary Shares. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus may be supplemented from time to time to add, update, or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain or may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated, very competitive, and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs.

Any forward-looking statement you read in this prospectus, any prospectus supplement or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 20-F and 6-K filed with the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

iii

PROSPECTUS SUMMARY

Investors are cautioned that the securities may be offered under this prospectus are securities of Boqii Holding Limited, our Cayman Islands holding company, which is not a Chinese operating company nor does it have any substantive business operations. Boqii Holding Limited conducts operations in China through its subsidiaries and the consolidated VIEs and their respective subsidiaries.

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.

Company Overview

Boqii is a leading pet-focused platform in China. We offer a truly one-stop destination that pet parents in China may go to get everything they need for their pets and share their passion for pet parenting. They come to Boqii to discover the best pet products for their pets, share their most memorable pet raising stories, and find ways to make their pets healthier and happier. With our purpose-built platforms, we are reshaping how pet parents in China engage with their pets-by educating and inspiring them to become better pet parents, helping them find what their pets need, and bringing them a unique shopping experience. We believe you will love Boqii if you love pets. With online sales platforms at its core, we extend our reach offline to connect and empower other participants in the pet value chain, including brand partners, manufacturers of pet products, physical pet stores and pet hospitals, and pet-related content providers.

We operate a leading pet-focused online retail business in China’s pet market in terms of GMV. During the three years ended March 31, 2023, 2024 and 2025, we connected a total of approximately 742 brand partners with pet parents in China. We are redefining e-commerce for pet parents by providing an accessible, personalized and enjoyable shopping experience based on a deep understanding of our users and customers and their pets by leveraging extensive user interactions and transactional behaviors we have observed over the years. We create and continue to develop our private brands, including Yoken, Mocare and two “D-cat” labels, with compelling quality and prices. Users and customers come to shop on Boqii because we offer them a high-quality, high-touch experience with access to approximately 21,140 SKUs as of March 31, 2025. During the three years ended March 31, 2023, 2024 and 2025, we delivered an aggregate of approximately 21.6 million orders to our users and customers.

We have a large pet-focused online community in China’s pet market. We had approximately 3.7 million active buyers for the year ended March 31, 2025. We deeply understand and care about our users and customers and their pets. We engage with our users and customers through shopping, content, social media, and offline events, spurring interactions in a way that traditional retailers do not. On top of extensive interactions and transactional behaviors we have observed, we have developed a profound understanding of who our users and customers are, what they are keen to buy for their pets, how they communicate with other pet parents, and what content they resonate with. Our rich content not only guides users and customers along their shopping journey, but also becomes a trusted source for discovery and inspiration for all pet lovers.

We generate revenues primarily from transactions completed on our online sales platforms and by supplying products to physical pet stores we cooperate with. Our total net revenues were approximately RMB1,092.1 million, RMB709.4 million and RMB468.9 (US$64.6 million) in the years ended March 31, 2023, 2024 and 2025, respectively. Net revenues generated from the sale of products were approximately RMB1,048.5 million, RMB680.1 million and RMB431.3 (US$59.4 million), accounting for approximately 96.0%, 95.9% and 92.0% of our total net revenues in the years ended March 31, 2023, 2024 and 2025, respectively. We recorded net loss of approximately RMB106.0 million, RMB68.9 million and RMB58.6 (US$8.1 million) in the years ended March 31, 2023, 2024 and 2025, respectively. See “Item 4. B. Business Overview” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Recent Developments

Private Placement in February 2025

On February 13, 2025, we entered into securities purchase agreements with certain non-U.S. purchasers, each an unrelated third party to the Company. Pursuant to the securities purchase agreements, we sold to the purchasers in a private placement offering, an aggregate of 2,000,000 ADSs, at a purchase price of $1.2 per ADS, and for an aggregate purchase price of $2,400,000. The ADSs had not been registered under the Securities Act and were not offered pursuant to the Registration Statement. These ADSs were offered pursuant to the exemption provided in Rule 903 of Regulation S under the Securities Act.

In connection with this private placement, we entered into a registration rights agreement with the purchasers, pursuant to which, among other things, we are required to prepare and file with SEC one or more registration statements to register for the resale of the ADSs no later than May 31, 2025. The Company is required to use best efforts to have such registration statement(s) declared effective as promptly as possible thereafter.

Reverse Split and ADS Termination in July 2025

On June 26, 2025, our shareholders approved the Reverse Split and the following actions relating to our ADSs upon the effectiveness of the Reverse Split (collectively referred to as the “ADS Termination”): (1) suspension of trading of ADSs on the NYSE American; (2) termination of the deposit agreement dated September 29, 2020, in connection with our ADS program, (3) mandatory exchange of outstanding ADSs for the corresponding Class A Ordinary Shares; and (4) commencement of trading of Class A Ordinary Shares on the NYSE American.

On July 11, 2025, the Reverse Split was effective in the market and the ADS Termination became effective. As a result of the Reverse Split, the par value of our ordinary shares was increased from $0.001 per share to $0.16 per share. In connection with the ADS Termination, our outstanding ADSs were automatically cancelled and exchanged for the corresponding number of Class A Ordinary Shares at a rate 15/16, or 0.9375 of a Class A Ordinary Share for each ADS cancelled. All resulting fractional shares were rounded up to the nearest whole number of shares on the participant level. On July 11, 2025, trading of our ADSs was suspended, and our Class A Ordinary Shares commenced trading on a post-Reverse Split basis, each with a par value of $0.16, on the NYSE American under the same ticker symbol “BQ.”

Issuance of Class C Ordinary Shares in August 2025

In August 2025, the Company entered into a securities subscription agreement with Green Mountain Management Limited (the “Subscriber”), a British Virgin Islands business company. Yingzhi (Lisa) Tang, a director, co-Chief Executive Officer, and Chief Financial Officer of the Company, and Hao (Louis) Liang, Chairman of the Board and Chief Executive Officer of the Company, each owns 50% of the Subscriber. Pursuant to the securities subscription agreement, the Company issued and sold to the Subscriber 500,000 Class C ordinary shares for a total consideration of $80,000. As of the date of this prospectus, Ms. Tang and Mr. Liang collectively own an aggregate of approximately 10.2% of the Company’s issued and outstanding ordinary shares and approximately 89.4% of the Company’s total voting power. The issuance of the Class C ordinary shares was pursuant to Regulation S promulgated under the Securities Act, and was intended to (i) enhance the Company’s ability to execute long-term business strategies and (ii) enable the Company to raise new equity capital while maintaining a stable corporate structure and senior management team.

Registered Direct Offering in November 2025

On November 3, 2025, we entered into a securities purchase agreement with certain institutional investors named thereto, pursuant to which we sold, in a registered direct offering: (i) 698,000 Class A Ordinary Shares, at a purchase price of $2.80 per share; and (ii) pre-funded warrants to purchase up to 802,000 Class A Ordinary Shares at a purchase price of $2.80 per pre-funded warrant.

The sale was made pursuant to a “shelf” registration statement on Form F-3 (File No. 333-267919) initially filed with the SEC on October 18, 2022. The registered direct offering closed on November 4, 2025. We received approximately $4.2 million in gross proceeds from the offering, before deducting placement agent fees and estimated offering expenses.

Redemption of Yoken Series A-1 Warrants in November 2025

On March 2, 2020, Yoken Holding Limited (“Yoken”), a wholly owned subsidiary of the Company, entered into a share purchase agreement with two investors (“Yoken Series A-1 SPA”). According to agreement, on October 23, 2020, the Company issued two investors two warrants (“Yoken Series A-1 Warrant”) to purchase up to 360,000 and 200,000 Yoken Series A-1 Preferred Shares with a loan of RMB18 million and RMB10 million granted to Chengdu Chongaita Information Technology Co., Ltd. (“Chongaita”), a wholly owned PRC subsidiary of Yoken.

On November 24, 2025, Yoken and Chongaita entered into a redemption agreement. According to the redemption agreement, Yoken and Chongaita repurchased Yoken Series A-1 Warrant with an aggregate cash consideration of RMB 28.0 million. As of the date of this prospectus, the redemption amount has been fully paid, and Yoken Series A-1 SPA and Yoken Series A-1 Warrant terminated synchronously.

Nanjing Xingmu Equity Interest Repurchase Agreement in December 2025

On December 4, 2025, Shanghai Guangcheng, a VIE of Boqii, entered into an equity interest repurchase agreement (the “Repurchase Agreement”) with Nanjing Xingmu, a VIE of the Company, two founders of Nanjing Xingmu, Chao Guo and Zhongshu Zhai (together, the “Founders”), and certain other parties listed on the signature pages thereto (collectively with Shanghai Guangcheng, Nanjing Xingmu and the Founders, the “Parties”).

Under the Repurchase Agreement, the Founders agreed to repurchase the 14.5% equity interest in Nanjing Xingmu currently held by Shanghai Guangcheng for an aggregate cash consideration of RMB 12.5 million, to be paid in installments upon satisfaction of certain considerations (the “Repurchase”). Each Founder will acquire 7.25% of such equity interest from Shanghai Guangcheng. The Repurchase Agreement contains certain representations, warranties and covenants by the Parties, as well as provisions on indemnification or damages, among other things.

In connection with the Repurchase, and subject to the satisfaction of the conditions set forth in the Repurchase Agreement, the Parties anticipate terminating the contractual arrangements by and among Xingmu WFOE, Nanjing Xingmu and the shareholders of Nanjing Xingmu, pursuant to which Xingmu WFOE is considered the primary beneficiary of Nanjing Xingmu for accounting purposes and is able to consolidate its operating results in the Company’s financial statements under U.S. generally accepted accounting principles.

Annual General Meeting and Share Capital Restructuring

At the Annual General Meeting of Shareholders held on May 6, 2026, the Company’s shareholders approved a special resolution to reconfigure and restructure the Company’s authorized share capital. In connection with such approval, the Company adopted its Fifteenth Amended and Restated Memorandum and Articles of Association (the “M&AA”) to effect a capital reduction and share sub-division.

Pursuant to the capital reduction, the par value of each authorized and issued share was reduced from US$0.16 per share to US$0.0000001 per share by cancelling paid-up capital to the extent of US$0.1599999 on each issued share. Immediately following the capital reduction, each authorized but unissued share was subdivided into 1,600,000 shares with a par value of US$0.0000001 each.

Following the restructuring, the Company’s authorized share capital became divided into 20,000,000,000 shares with a par value of US$0.0000001 each, comprising (i) 15,000,000,000 Class A Ordinary Shares, (ii) 1,000,000,000 Class B ordinary shares, (iii) 1,000,000,000 Class C Ordinary Shares, and (iv) 3,000,000,000 shares of such class or classes as the Company’s board of directors may determine in accordance with the M&AA.

Holding Company Structure and Contractual Arrangements with the VIEs

Boqii is a Cayman Islands holding company with no business operations. The Company conducts its operations in China through its PRC subsidiaries and the consolidated variable interest entities, or the VIEs, and the VIEs’ subsidiaries. The Company, its shareholders who are non-PRC residents and its subsidiaries do not and are not legally permitted to have any equity interests in the VIEs as current PRC laws and regulations restrict foreign investment in companies that engage in value-added telecommunication services and certain other restricted services related to our businesses. As a result, the Company operates relevant businesses in China through certain contractual arrangements by and among the WFOEs, the VIEs and the respective shareholders of the VIEs. This structure allows the WFOEs to be considered the primary beneficiary of the VIEs for accounting purposes and are able to consolidate the VIEs’ operating results in the Company’s financial statements under the U.S. GAAP. This structure also provides contractual exposure to foreign investment in such companies. As of the date of this prospectus, to our knowledge, the VIE agreements have not been tested in a court of law in the PRC. Our corporate structure involves unique risks to investors in the Class A Ordinary Shares. Investors in the Company’s Class A Ordinary Shares are purchasing equity securities of a Cayman Islands holding company rather than equity securities issued by the Company’s subsidiaries and the VIEs. Investors who are non-PRC residents may not directly hold equity interests in the VIEs under current PRC laws and regulations.

For more details of these contractual arrangements, see “Item 3. Key Information  - Holding Company Structure and Contractual Arrangements with the VIEs” in our 2025 Annual Report, which is incorporated by reference in this prospectus. For more details of risks related to our VIE structure, see “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Doing Business in China” and “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Our Corporate Structure and Contractual Arrangement” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

The following diagram illustrates our simplified corporate structure, including our principal subsidiaries and VIEs, as of the date of this prospectus:

Boqii Holding Limited
(Cayman Islands)
92.78%
100%
100%
100%
Yoken Holding Limited
(Cayman Islands)
Boqii Corporation Limited
(Hong Kong)
Boqii International Limited
(Hong Kong)
Free Flow Holding Limited
(Cayman Islands)
100%
100%
Yoken International Limited
(Hong Kong)
Free Flow Corporation Limited
(Hong Kong)
Offshore
Onshore
100%
100%
100%
Chengdu Chongaita Information Technology Co., Ltd. ("Yoken WFOE")
100%
Shanghai Yiqin Pet Products Co., Ltd. ("Shanghai Yiqin")
Xincheng(Shanghai) Information Technology Co, Ltd. ("Shanghai Xincheng")
Shanghai Meiyizhi Supply Chain Co, Ltd. ("Meiyizhi WFOE")
Suzhou Taicheng Supply Chain Co., Ltd. ("Suzhou Taicheng")
Guangcheng(Shanghai) Information Technology Co., Ltd. ("Shanghai Guangcheng")
Suzhou Xingyun Yueming Supply Chain Co., Ltd. ("Suzhou Xingyun")

Notes:

Equity interest

Contractual arrangements, including the exclusive technical consulting and service agreement, intellectual property license agreement, equity pledge agreement, exclusive call option agreement, shareholders’ voting rights proxy agreement and loan agreement. See “Item 3. Key Information- Holding Company Structure and Contractual Arrangements with the VIEs” in our 2025 Annual Report and “Prospectus Summary - Our Contractual Arrangements” in this prospectus.

Our Contractual Arrangements

We have entered into a series of contractual arrangements, through WFOEs, with the VIEs and their registered shareholders to direct the activities of the VIEs and their respective subsidiaries (“affiliated entities”) that most significantly impact their economic performance, through which we commence our business. These VIE agreements have not been tested in court. The following is a summary of the major terms of the contractual arrangements by and among Shanghai Xincheng, Shanghai Guangcheng and the shareholders of Shanghai Guangcheng. The contractual arrangements by and among Shanghai Xincheng, Suzhou Taicheng and the shareholders of Suzhou Taicheng, and the contractual arrangements by and among Meiyizhi WFOE, Suzhou Xingyun and the shareholders of Suzhou Xingyun are substantially similar to the corresponding contractual arrangements discussed below, unless otherwise indicated.

Exclusive Technical Consulting and Service Agreement

Pursuant to an exclusive technical consulting and service agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng, Shanghai Guangcheng agreed to appoint Shanghai Xincheng as its exclusive provider of consulting and services related to, among other things, e-commerce platform design and maintenance, business consulting, internal training, labor support, market research and development, strategic planning and customer support and development. In exchange, Shanghai Guangcheng agrees to pay Shanghai Xincheng an annual service fee, at an amount that is agreed by both parties. This agreement will remain effective unless Shanghai Xincheng and Shanghai Guangcheng terminate this agreement in writing.

Intellectual Property License Agreement

Pursuant to an intellectual property license agreement entered into on August 4, 2020 by and between Shanghai Xincheng and Shanghai Guangcheng, Shanghai Xincheng agreed to grant to Shanghai Guangcheng a nonsublicensable, nontransferable and nonexclusive license of certain intellectual properties solely for Shanghai Guangcheng’s use. In exchange, Shanghai Guangcheng agrees to pay a royalty, at an amount that is agreed by both parties. The term of this agreement is ten years from the date of such agreement and will be automatically extended for another ten-year term unless it is terminated by three months’ written notice by the licensor.

Shareholders’ Voting Rights Proxy Agreement

Pursuant to the shareholders’ voting rights proxy agreement entered into on August 4, 2020, by and among Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng, as supplemented from time to time, such shareholders of Shanghai Guangcheng irrevocably authorized the person then designated by Shanghai Xincheng to exercise such shareholders’ rights in Shanghai Guangcheng, including without limitation, the power to participate in and vote at shareholders’ meetings, the power to nominate and appoint the directors, senior management, the power to propose to convene a shareholders’ meeting, and other shareholders’ voting rights permitted by the Articles of Association of Shanghai Guangcheng.

Equity Pledge Agreement

Pursuant to an equity pledge agreement entered on October 16, 2019, by and between Shanghai Xincheng, Shanghai Guangcheng, and then shareholders of Shanghai Guangcheng, as supplemented by an equity pledge agreement entered into on August 4, 2020 and an equity pledge agreement entered into on September 25, 2022, by and between Shanghai Xincheng, Shanghai Guangcheng, and Shanghai Chelin Information Technology Center (Limited Partnership), a then shareholder of Shanghai Guangcheng, such shareholders of Shanghai Guangcheng pledged all of their equity interests in Shanghai Guangcheng to Shanghai Xincheng, to guarantee the performance of Shanghai Guangcheng, and, to the extent applicable, such shareholders of Shanghai Guangcheng, or their obligations under the contractual arrangements of the VIEs. If Shanghai Guangcheng or such shareholders fail to perform their obligations under the contractual arrangement of the VIEs, Shanghai Xincheng will be entitled to, among other things, the right to sell the pledged equity interests in Shanghai Guangcheng. The shareholders of Shanghai Guangcheng also undertake that, during the term of the equity pledge agreement, they will not dispose of the pledged equity interests or create or allow any encumbrance on the pledged equity interests without prior written consent of Shanghai Xincheng. As of the date of this prospectus, the equity pledges under the share pledge agreements have been registered with the relevant PRC legal authority pursuant to PRC laws and regulations.

As of the date of this prospectus, all equity pledges under the share pledge agreements by and between the shareholders of Suzhou Xingyun and Meiyizhi WFOE, as well as by and between the shareholders of Suzhou Taicheng and Shanghai Xincheng have been registered with the relevant PRC legal authority pursuant to PRC laws and regulations.

Exclusive Call Option Agreement

Pursuant to an exclusive call option agreement entered on August 4, 2020, by and between Shanghai Xincheng, Shanghai Guangcheng and then shareholders of Shanghai Guangcheng, as supplemented from time to time, such shareholders of Shanghai Guangcheng irrevocably and unconditionally granted Shanghai Xincheng an exclusive call option to purchase, or have its designated person(s) to purchase, at its discretion, all or part of the equity options in Shanghai Guangcheng. The purchase price shall be the lowest price permitted by applicable PRC laws and regulations. The shareholders of Shanghai Guangcheng undertake that, without the prior written consent of Shanghai Xincheng, they may not increase or decrease the registered capital or conduct any merger, transfer or dispose of their equity options and any other third-party rights thereon, dispose of, or procure the management to dispose of, material assets of Shanghai Guangcheng, terminate or procure the management to terminate any material agreements or enter into any agreements in conflict with any existing material agreement, appoint or dismiss any director, supervisor or any other senior management which should be appointed or dismissed by such shareholders, procure Shanghai Guangcheng to declare or distribute any distributable profits or dividends, procure the winding-up, liquidation or dissolution of Shanghai Guangcheng, amend its articles of association or provide any loans to, or borrow any loans from, third parties or provide security or guarantee, or undertake any substantive obligations beyond the ordinary course of business. The exclusive call option agreement will remain effective until all equity options in Shanghai Guangcheng held by such shareholders are transferred or assigned to Shanghai Xincheng or its designated representatives.

Loan Agreement

Shareholders of Shanghai Guangcheng have entered into a loan agreement, as amended from time to time, with Shanghai Xincheng on August 4, 2020. Pursuant to the loan agreement, Shanghai Xincheng provided such shareholders with a long-term interest-free loan. The proceeds from the loans were used for the investment in or general business development of Shanghai Guangcheng. The loans can be repaid by transferring the shareholders’ respective equity interests in Shanghai Guangcheng to Shanghai Xincheng or its designee.

In the opinion of Guangdong Shenmou Law Firm, our PRC legal counsel, the ownership structures of the VIE and WFOE currently do not result in any violation of applicable PRC laws and regulations currently in effect; and the contractual arrangements between WFOE, the VIE and its shareholders governed by PRC law currently are valid and legally binding on each party thereto and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant governmental authorities in exercising their authority in connection with the interpretation and implementation thereof, and the application of relevant PRC laws and policies thereto, and to general equity principles.

These contractual arrangements may not be as effective as direct ownership in providing us with control over the VIEs. If the VIEs or their respective shareholders fail to perform their respective obligations under the contractual arrangements, we could be limited in our ability to enforce the contractual arrangements and may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure will be effective under PRC law, and such remedies may not be recognized, or enforced by PRC courts. As of the date of this prospectus, to our knowledge, the VIE agreements have not been tested in a court of law in the PRC. See “Item 3. Key Information-3.D. Risk Factors-Risks Related to Our Corporate Structure and Contractual Arrangements” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Financial Information Related to the VIEs

The following tables present the condensed consolidating schedules of financial information of Boqii, our subsidiaries that are the primary beneficiaries of VIEs and their subsidiaries, the VIEs and their subsidiaries, and other subsidiaries for the periods and as of the dates indicated.

	As of March 31, 2023
	Boqii Holding Limited	All others	Primary beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets:
Cash and cash equivalents	129	6,420	67,779	15,522	-	89,850
Short-term investments	-	69,797	-	-	-	69,797
Accounts receivable, net	-	1,763	41,807	33,172	-	76,742
Inventories, net	-	1,693	51,465	27,894	-	81,052
Prepayments and other current assets	10,507	8,268	12,293	48,291	-	79,359
Amounts due from related parties	100	5,497	-	3,782	-	9,379
Intra-Group receivables due from the Group’s entities(1)	-	96,497	1,035,667	83,700	(1,215,864)	-
Non-current assets:
Property and equipment, net	-	29	802	4,661	-	5,492
Intangible assets	-	50	21,443	101	-	21,594
Operating lease right-of-use assets	-	-	49	22,305	-	22,354
Goodwill	-	-	-	-	-	-
Long-term investments	102	-	-	75,505	-	75,607
Long-term investments to the Group’s entities	170,476	-	-	-	(170,476)	-
Amounts due from related parties, non-current	-	-	-	2,988	-	2,988
Other non-current asset	-	262	1,105	5,219	-	6,586
Total assets	181,314	190,276	1,232,410	323,140	(1,386,340)	540,800
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	-	-	85,898	363	-	86,261
Accounts payable	-	92	42,471	13,459	-	56,022
Salary and welfare payable	-	371	946	5,573	-	6,890
Accrued liabilities and other current liabilities	350	1,697	3,161	16,896	-	22,104
Amounts due to related parties, current	-	-	450	21	-	471
Intra-Group payables due to the Group’s entities(1)	2,681	12,112	105,619	1,095,452	(1,215,864)	-
Contract liabilities	-	-	-	4,471	-	4,471
Operating lease liabilities, current	-	-	13	9,207	-	9,220
Derivative liabilities	-	7,850	2,851	-	-	10,701
Non-current liabilities:
Deferred tax liabilities	-	-	5,325	(1,184)	-	4,141
Operating lease liabilities, non-current	-	-	-	12,741	-	12,741
Long-term debt	-	-	27,346	75,481	-	102,827
Investments deficit to the Group’s entities(2)	-	(9,510)	915,738	-	(906,228)	-
Total liabilities	3,031	12,612	1,189,818	1,232,480	(2,122,092)	315,849
Mezzanine equity:
Redeemable non-controlling interests	-	7,197	-	-	-	7,197
Total mezzanine equity	-	7,197	-	-	-	7,197

Shareholders’ equity:
Total Boqii Holding Limited shareholders’ deficit	178,283	170,476	9,510	(915,738)	735,752	178,283
Non-controlling interests	-	(9)	33,082	6,398	-	39,471
Total shareholders’ equity	178,283	170,467	42,592	(909,340)	735,752	217,754
Total liabilities, mezzanine equity and shareholders’ equity	181,314	190,276	1,232,410	323,140	(1,386,340)	540,800

	As of March 31, 2024
	Boqii Holding Limited	All others	Primary beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets:
Cash and cash equivalents	69	28,769	24,687	19,197	-	72,722
Accounts receivable, net	-	2,811	23,576	23,731	-	50,118
Inventories, net	-	2,581	41,504	11,104	-	55,189
Prepayments and other current assets	9,693	33,499	18,908	32,418	-	94,518
Amounts due from related parties	-	4,064	-	1,640	-	5,704
Intra-Group receivables due from the Group’s entities(1)		102,392	934,134	19,140	(1,055,666)	-
Non-current assets:
Property and equipment, net	-	-	659	2,444	-	3,103
Intangible assets	-	-	17,885	25	-	17,910
Operating lease right-of-use assets	-	-	1,605	7,346	-	8,951
Goodwill	-	-	-	-	-	-
Long-term investments	38	-	-	65,849	-	65,887
Long-term investments to the Group’s entities	211,476				(211,476)
Amounts due from related parties, non-current	-	-	-	5,658	-	5,658
Other non-current asset	-	110	1,252	2,093	-	3,455
Total assets	211,276	174,226	1,064,210	190,645	(1,267,142)	383,215
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	-	-	5,000	10,213	-	15,213
Accounts payable	-	22	21,978	2,279	-	24,279
Salary and welfare payable	-	406	2,126	440	-	2,972
Accrued liabilities and other current liabilities	(126)	34	8,799	7,960	-	16,667
Amounts due to related parties, current	-	-	-	-	-	-
Intra-Group payables due to the Group’s entities(1)	2,721	12,112	42,911	997,922	(1,055,666)	-
Contract liabilities	-	-	-	1,579	-	1,579
Operating lease liabilities, current	-	-	359	5,254	-	5,613
Derivative liabilities	-	5,721	-	-	-	5,721
Non-current liabilities:
Deferred tax liabilities	-	-	4,435	(1,201)	-	3,234
Operating lease liabilities, non-current	-	-	906	2,209	-	3,115
Long-term debt	-	-	32,441	11,500	-	43,941
Investments deficit to the Group’s entities(2)	-	(63,488)	851,208	-	(787,720)	-
Total liabilities	2,595	(45,193)	970,163	1,038,155	(1,843,386)	122,334
Mezzanine equity:
Redeemable non-controlling interests		7,963				7,963
Total mezzanine equity		7,963				7,963
Shareholders’ equity:
Total Boqii Holding Limited shareholders’ deficit	218,681	211,476	63,488	(851,208)	576,244	218,681
Non-controlling interests	-	(20)	30,559	3,698	-	34,237
Total shareholders’ equity	218,681	211,456	94,047	(847,510)	576,244	252,918
Total liabilities, mezzanine equity and shareholders’ equity	221,276	174,226	1,064,210	190,645	(1,267,142)	383,215

	As of March 31, 2025
	Boqii Holding Limited	All others	Primary beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
ASSETS
Current assets:
Cash and cash equivalents	4,688	8,528	11,135	14,308	-	38,659
Short-term investments	-	-	-	4,000	-	4,000
Accounts receivable, net	-	2,825	5,942	20,551	-	29,318
Inventories, net	-	2,626	31,393	6,057	-	40,076
Prepayments and other current assets	9,565	14,072	33,630	33,197	-	90,465
Amounts due from related parties	-	18,670	-	1,134	-	19,804
Intra-Group receivables due from the Group’s entities(1)		93,861	957,477	12,579	(1,063,917)	-
Non-current assets:
Property and equipment, net	-	-	788	3,461	-	4,249
Intangible assets	-	-	14,656	15	-	14,671
Operating lease right-of-use assets	-	-	1,034	2,050	-	3,084
Goodwill	-	-	-	-	-	-
Long-term investments	12	-	-	64,975	-	64,986
Long-term investments to the Group’s entities	178,150				(178,150)
Amounts due from related parties, non-current	-	-	-	4,935	-	4,935
Other non-current asset	-	-	1,390	529	-	1,919
Total assets	192,415	140,582	1,057,445	167,791	(1,242,067)	316,166
LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	-	-	9,000	63	-	9,063
Accounts payable	-	-	19,137	421	-	19,558
Salary and welfare payable	-	306	1,545	57	-	1,908
Accrued liabilities and other current liabilities	(125)	61	7,156	4,764	-	11,856
Amounts due to related parties, current	-	-	-	-	-	-
Intra-Group payables due to the Group’s entities(1)	2,735	113	49,153	1,011,916	(1,063,917)	-
Contract liabilities	-	-	-	1,768	-	1,768
Operating lease liabilities, current	-	-	430	1,284	-	1,714
Derivative liabilities	-	5	-	-	-	5
Non-current liabilities:
Deferred tax liabilities	-	-	3,634	(1,201)	-	2,433
Operating lease liabilities, non-current	-	-	313	538	-	851
Long-term debt	-	-	38,435	200	-	38,635
Investments deficit to the Group’s entities(2)	-	(46,857)	853,014	-	(806,157)	-
Total liabilities	2,610	(46,372)	981,817	1,019,810	(1,870,074)	87,791
Mezzanine equity:
Redeemable non-controlling interests		8,804				8,804
Total mezzanine equity		8,804				8,804
Shareholders’ equity:
Total Boqii Holding Limited shareholders’ deficit	189,805	178,150	46,857	(853,014)	628,007	189,805
Non-controlling interests	-	-	28,771	995	-	29,766
Total shareholders’ equity	189,805	178,150	75,628	(852,019)	628,007	219,571
Total liabilities, mezzanine equity and shareholders’ equity	192,415	140,582	1,057,445	167,791	(1,242,067)	316,166

Notes:

(1)	Represents the elimination of intercompany balances among Boqii, the primary beneficiaries of VIEs and their subsidiaries, the other subsidiaries, and the VIEs and their subsidiaries that we consolidate.

(2)	Represents the elimination of investments among Boqii, the primary beneficiaries of VIEs and their subsidiaries, the other subsidiaries, and the VIEs and their subsidiaries that we consolidate.

	Year Ended March 31, 2023
	Boqii Holding Limited	All others	Primary Beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Net revenues:
Third-party revenues	-	8,937	297,005	786,152	-	1,092,094
Intra-Group revenues(1)	-	-	534,559	86,463	(621,022)	-
Total revenues	-	8,937	831,564	872,615	(621,022)	1,092,094
Cost of revenues:
Third-party cost of revenues	-	(8,967)	(767,831)	(81,810)	-	(858,608)
Intra-Group cost of revenues(1)	-	-	(982)	(534,518)	535,500	-
Total cost of revenues	-	(8,967)	(768,813)	(616,328)	535,500	(858,608)
Gross profit	-	(30)	62,751	256,287	(85,522)	233,486
Operating expenses:
Third-party operating expenses	1,076	(10,342)	(49,737)	(237,852)	-	(296,855)
Impairment of goodwill	-	-	(39,690)	(994)	-	(40,684)
Intra-Group operating expenses(1)	-	-	(85,481)	(41)	85,522	-
Total operating expenses	1,076	(10,342)	(174,908)	(238,887)	85,522	(337,539)
Other income/(expense), net	-	-	127	158	-	285
Loss from operations	1,076	(10,372)	(112,030)	17,558	-	(103,768)
Equity in loss of the Group’s entities(2)	(109,424)	(101,087)	16,245	-	194,266	-
Non-operating income/(expense)	5,550	2,033	(10,591)	(29)	-	(3,037)
Loss before income tax expenses	(102,798)	(109,426)	(106,376)	17,529	194,266	(106,805)
Income tax benefits	-	-	890	21	-	911
Share of results of equity investees	-	-	-	(82)	-	(82)
Net loss	(102,798)	(109,426)	(105,486)	17,468	194,266	(105,976)
Less: Net income attributable to the non-controlling interest shareholders	-	(1)	(4,400)	1,224	-	(3,177)
Net loss attributable to Boqii Holding Limited	(102,798)	(109,425)	(101,086)	16,244	194,266	(102,799)

	Year Ended March 31, 2024
	Boqii Holding Limited	All others	Primary Beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Net revenues:
Third-party revenues		5,386	240,509	463,457	-	709,352
Intra-Group revenues(1)		-	266,536	41,335	(307,871)	-
Total revenues		5,386	507,045	504,792	(307,871)	709,352
Cost of revenues:
Third-party cost of revenues	-	(4,747)	(471,571)	(92,297)	-	(568,615)
Intra-Group cost of revenues(1)	-	-	(918)	(266,823)	267,741	-
Total cost of revenues	-	(4,747)	(472,489)	(359,120)	267,741	(568,615)
Gross profit	-	639	34,556	145,672	(40,130)	140,737
Operating expenses:
Third-party operating expenses	(9,900)	(12,467)	(42,696)	(138,799)	-	(203,862)
Intra-Group operating expenses(1)	-	-	(40,416)	286	40,130	-
Total operating expenses	(9,900)	(12,467)	(83,112)	(138,513)	40,130	(203,862)
Other income/(expense), net	-	-	2,005	961	-	2,966
Loss from operations	(9,900)	(11,828)	(46,551)	8,120	-	(60,159)
Equity in loss of the Group’s entities(2)	(64,439)	(55,107)	(4,834)	-	124,380	-
Non-operating income/(expense)	10,677	2,483	(7,132)	(15,744)	-	(9,716)
Loss before income tax expenses	(63,662)	(64,452)	(58,517)	(7,624)	124,380	(69,875)
Income tax benefits	-	-	889	38	-	927
Share of results of equity investees	-	-	-	50	-	50
Net loss	(63,662)	(64,452)	(57,628)	(7,536)	124,380	(68,898)
Less: Net income attributable to the non-controlling interest shareholders	-	(13)	(2,521)	(2,700)	-	(5,234)
Net loss attributable to Boqii Holding Limited	(63,662)	(64,439)	(55,107)	(4,836)	124,380	(63,664)

	Year Ended March 31, 2025
	Boqii Holding Limited	All others	Primary Beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Net revenues:
Third-party revenues		1,487	235,220	232,187	-	468,894
Intra-Group revenues(1)		-	122,368	27,336	(149,704)	-
Total revenues		1,487	357,588	259,523	(149,704)	468,894
Cost of revenues:
Third-party cost of revenues	-	(1,125)	(305,389)	(61,726)	-	(368,240)
Intra-Group cost of revenues(1)	-	-	(307)	(121,990)	122,297	-
Total cost of revenues	-	(1,125)	(305,696)	(183,716)	122,297	(368,240)
Gross profit	-	362	51,892	75,807	(27,407)	100,654
Operating expenses:
Third-party operating expenses	(7,562)	(13,218)	(58,304)	(81,627)	-	(160,711)
Intra-Group operating expenses(1)	-	-	(27,406)	-	27,406	-
Total operating expenses	(7,562)	(13,218)	(85,710)	(81,627)	27,406	(160,711)
Other income/(expense), net	-	-	144	592	-	736
Loss from operations	(7,562)	(12,856)	(33,674)	(5,228)	(1)	(59,321)
Equity in loss of the Group’s entities(2)	(46,578)	(40,073)	(2,966)	-	89,617	-
Non-operating income/(expense)	15	6,373	(6,023)	(419)	-	(54)
Loss before income tax expenses	(54,125)	(46,556)	(42,663)	(5,647)	89,616	(59,375)
Income tax benefits	-	-	801	-	-	801
Share of results of equity investees	-	-	-	(22)	-	(22)
Net loss	(54,125)	(46,556)	(41,862)	(5,669)	89,616	(58,596)
Less: Net income attributable to the non-controlling interest shareholders	-	22	(1,790)	(2,703)	-	(4,471)
Net loss attributable to Boqii Holding Limited	(54,125)	(46,578)	(40,072)	(2,966)	89,616	(54,125)

Notes:

(1)	Represents the elimination of the intercompany transactions at the consolidation level. For the years ended March 31, 2023, 2024 and 2025, the primary beneficiary of the VIE didn’t charge any service fees according to the exclusive consultation and service agreements.

(2)	Represents the elimination of investments among Boqii, the primary beneficiaries of VIEs and their subsidiaries, the other subsidiaries and the VIEs and their subsidiaries that we consolidate.

	Year Ended March 31, 2023
	Boqii Holding Limited	All others	Primary Beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Cash flows from operating activities:
Net cash provided by/(used in) transactions with external parties	(36,058)	(18,677)	(471,325)	471,991	-	(54,069)
Net cash provided by/(used in) transactions with the Group’s entities	-	-	449,155	(449,155)	-	-
Net cash provided by/(used in) operating activities	(36,058)	(18,677)	(22,170)	22,836	-	(54,069)
Cash flows from investing activities:
Capital contribution to the Group’s entities	(85,947)	(215,537)	-	-	301,484	-
Cash flows of loan funding provided to the Group’s entities, net of repayments received	36,672	(62,075)	(107,248)	-	132,651	-
Other investing activities	(100)	58,234	(2,000)	(9,638)	-	46,496
Net cash provided by/(used in) investing activities	(49,375)	(219,378)	(109,248)	(9,638)	434,135	46,496
Cash flows from financing activities:
Capital contribution from the Group’s entities	-	85,947	215,537	-	(301,484)	-
Cash flows of loan funding received from the Group’s entities, net of repayments made	-	57,397	6,050	69,204	(132,651)	-
Other financing activities	87,984	(33,557)	(42,614)	(88,469)	-	(76,656)
Net cash provided by financing activities	87,984	109,787	178,973	(19,265)	(434,135)	(76,656)

	Year Ended March 31, 2024
	Boqii Holding Limited	All others	Primary Beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Cash flows from operating activities:
Net cash provided by/(used in) transactions with external parties	(8,944)	(15,112)	(246,170)	244,798	-	(25,428)
Net cash provided by/(used in) transactions with the Group’s entities	-	-	717,589	(717,589)	-	-
Net cash provided by/(used in) operating activities	(8,944)	(15,112)	471,419	(472,791)	-	(25,428)
Cash flows from investing activities:
Capital contribution to the Group’s entities	(35,466)	(39,938)	-	-	75,404	-
Cash flows of loan funding provided to the Group’s entities, net of repayments received	-	(28,328)	(569,335)	-	597,663	-
Other investing activities	19	40,675	1,901	5,219	-	47,814
Net cash provided by/(used in) investing activities	(35,447)	(27,591)	(567,434)	5,219	673,067	47,814
Cash flows from financing activities:
Proceeds from issuance of ordinary shares	35,920					35,920
Capital contribution from the Group’s entities	-	35,466	39,938	-	(75,404)	-
Cash flows of loan funding received from the Group’s entities, net of repayments made	-	29,551	99,898	468,214	(597,663)	-
Other financing activities	8,815	-	(80,899)	3,032	-	(69,052)
Net cash provided by financing activities	44,735	65,017	58,937	471,246	(673,067)	(33,132)

	Year Ended March 31, 2025
	Boqii Holding Limited	All others	Primary Beneficiaries of VIEs and their subsidiaries	VIEs and their subsidiaries	Eliminating adjustments	Consolidated totals
	(RMB in thousands)
Cash flows from operating activities:
Net cash provided by/(used in) transactions with external parties	(7,142)	(37,360)	(139,244)	116,914	-	(66,832)
Net cash provided by/(used in) transactions with the Group’s entities	-	-	175,936	(175,936)	-	-
Net cash provided by/(used in) operating activities	(7,142)	(37,360)	36,692	(59,022)	-	(66,832)
Cash flows from investing activities:
Capital contribution to the Group’s entities	(12,624)	(22,283)	-	-	34,907	-
Cash flows of loan funding provided to the Group’s entities, net of repayments received	-	-	(122,104)	-	122,104	-
Other investing activities	85	26,778	(592)	(1,672)	-	24,599
Net cash provided by/(used in) investing activities	(12,539)	4,495	(122,696)	(1,672)	157,011	24,599
Cash flows from financing activities:
Capital contribution from the Group’s entities	-	12,624	22,283	-	(34,907)	-
Cash flows of loan funding received from the Group’s entities, net of repayments made	-	-	46,149	75,955	(122,104)	-
Other financing activities	24,300	-	4,000	(20,150)	-	8,150
Net cash provided by financing activities	24,300	12,624	72,432	55,805	(157,011)	8,150

The Holding Foreign Companies Accountable Act

Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the PCAOB, for two consecutive years, the SEC will prohibit our shares from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On December 16, 2021, the PCAOB issued the HFCAA Determination Report, according to which registered public accounting firms headquartered in mainland China and Hong Kong, including PricewaterhouseCoopers Zhong Tian LLP, our former auditor, were subject to the determinations that the PCAOB is unable to inspect or investigate completely. On August 22, 2022, we were conclusively identified by the SEC under the HFCAA as having filed audit reports issued by a registered public accounting firm that cannot be inspected or investigated completely by the PCAOB in connection with the filing of our annual report on Form 20-F for the fiscal year ended March 31, 2022. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it was unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Our current auditor, Assentsure, the independent registered public accounting firm that issues the audit report included in our 2025 Annual Report, is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis with the latest inspection in September 2024. Our auditor is not among the firms listed on the PCAOB Determination List issued in December 2021. Given the foregoing, we do not expect to be identified by the SEC again as a “commission-identified issuer” following the filing of our 2025 Annual Report. However, if our future audit reports are prepared by auditors headquartered in one of the jurisdictions that cannot be completely inspected by the PCAOB, we would be identified as a “commission-identified issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “commission-identified issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For details of risks related to the HFCAA, see “Item 3. Key Information - Risk Factors - Risks Related to Doing Business in China - Trading in our securities will be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our registered public accounting firm and as a result, U.S. national securities exchanges, such as the NYSE American, may determine to delist our securities” in our 2025 Annual Report, which is incorporated by reference in this prospectus

Permissions Required from the PRC Authorities for Our Operations and Securities Offerings

Boqii Holding Limited is a company incorporated in the Cayman Islands, and WFOEs, our PRC subsidiaries, are foreign-invested enterprises under PRC laws. Boqii does not have any substantive business operations on its own, and we conduct our business in China through our subsidiaries, the VIEs and their respective subsidiaries, and may in the future commence new operations or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services as set out in the Negative List (2021 Version) promulgated by the MOFCOM and the NDRC.

We and the VIEs face various legal and operational risks and uncertainties related to being based in and having significant operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us and the affiliated entities, to conduct business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we and the affiliated entities face risks associated with regulatory approvals of offshore offerings, oversight on cybersecurity and data privacy, as well as the historical lack of inspection on our auditors by the PCAOB. Such risks could result in a material change in our operations and/or the value of our securities could significantly limit or completely hinder our ability to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government also has significant discretion over the conduct of the business of us and the affiliated entities and may intervene with or influence our operations or the development of the value-added telecommunications service industry as it deems appropriate to further regulatory, political and societal goals. Furthermore, the PRC government has indicated an intent to exert more oversight and control over overseas securities offerings and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For further details, see “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Our Corporate Structure and Contractual Arrangements” and “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Doing Business in China ” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Our operations in China are governed by PRC laws and regulations, our subsidiaries in China and the affiliated entities are required to obtain licenses, permits, filings, or approvals for the functions and services of our respective platforms. As of the date of this prospectus, as advised by our PRC counsel, Guangdong Shenmou Law Firm, except otherwise disclosed in our 2025 Annual Report, our PRC subsidiaries and the VIEs have obtained all licenses and approvals required for conducting our operations in China, and we currently do not foresee any impediments for us to complete such update or renewal. Additionally, all of the lease agreements of our leased properties have not been registered with the relevant PRC government authorities as required by PRC law and our certain leased properties are for industrial use, which may expose us to potential fines.

If future laws and regulations, the interpretation of current laws and regulations, or other relevant laws and regulations require us or parties on whom we rely to obtain additional licenses, permits, filings, certificates, or approvals for our business operations in the future, or if we, VIEs or their subsidiaries are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits, approvals, certificates, or filings, there can be no assurance that we, VIEs or their subsidiaries will successfully obtain such permits, licenses or certificates. and the relevant PRC regulatory authorities would take action in dealing with such violations or failures. In addition, if we had inadvertently concluded that such approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain such approval, permits, registrations or filings in the future, we and the VIEs may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the competent government authorities to suspend relevant operations, which will materially and adversely affect our business operation. Furthermore, we may be subject to regular inspections, examinations, inquiries or audits by regulatory authorities, and an adverse outcome of such inspections, examinations, inquiries or audits may result in the loss or non-renewal of the relevant licenses and approvals. Moreover, the criteria used in reviewing applications for, or renewals of licenses and approvals may change from time to time, and there can be no assurance that we will be able to meet new criteria that may be imposed to obtain or renew the necessary licenses and approvals. Many of such licenses and approvals are material to the operation of our business, and if we fail to maintain or renew material licenses and approvals, our ability to conduct our business could be materially impaired. See “Item 3. Key Information - 3.D. Risk Factors-Risks Related to Doing Business in China - Uncertainties with respect to the PRC legal system could adversely affect us” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Cybersecurity Review Measures

On December 28, 2021, the Cyberspace Administration of China, or the CAC, published the Revised Cybersecurity Review Measures, which became effective on February 15, 2022 and repealed the Cybersecurity Review Measures promulgated on April 13, 2020. The Revised Cybersecurity Review Measures provide that a critical information infrastructure operator purchasing network products and services, and platform operators carrying out data processing activities, which affect or may affect national security, shall apply for cybersecurity review and that a platform operator with more than one million users’ personal information aiming to list abroad must apply for cybersecurity review.

In the past, we were fined RMB100,000 by Shanghai Internet Information Office in December 2021 for the publishing and transmission of illegal information on our Boqii Pet APP and RMB5,000 by the Shanghai Pudong New Area Market Supervision Administration in May 2023 for the failure to stop sending commercial information to consumers upon receiving their request to unsubscribe. As of the date of this prospectus, we have not been involved in any investigations or become subject to a cybersecurity review initiated by the CAC based on the Revised Cybersecurity Review Measures, and we have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections to our listing on NYSE American from the CAC. If the CSRC, the CAC or other regulatory agencies later deem us to be a critical information infrastructures operator and require that we obtain their approvals for our future offshore offerings, we may be unable to obtain such approvals in a timely manner, or at all. Any such circumstance could affect our ability to continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. In addition, implementation of industry-wide regulations affecting our operations could affect our ability to attract new customers and/or users and cause the value of our securities to significantly decline. For more information related to risks of cybersecurity review related to our business, see “Item 3. Key Information - 3.D. Risk Factors-Risks Related to Doing Business in China - PRC laws and regulations regarding data security and cybersecurity are evolving. These laws and regulations could have a material impact on our business operation” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Permissions or Approvals Required from the PRC Authorities for Offering Securities to Foreign Investors

On July 6, 2021, the relevant PRC governmental authorities published the Opinions on Strictly Cracking Down on Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Overseas Listing Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Overseas Listing Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Overseas Listing Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. Under the Overseas Listing Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Overseas Listing Trial Measures within three business days following its submission of initial public offering or listing application. The companies that have already been listed on overseas stock exchanges are not required to make immediate filings for its listing, yet need to make filings for subsequent offerings in accordance with the Overseas Listing Trial Measures. In view of the fact that the Overseas Listing Trial Measures have come into effect on March 31, 2023, we shall fulfill the filing procedures with the CSRC for any future offshore offering as per requirements of the Overseas Listing Trial Measures. According to CSRC’s Questions and Answers with respect to Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies on February 17, 2023, for the filing of overseas listing of enterprises with a VIE structure, the filing procedure will adhere to the principles of market-oriented principle, rule of law, and strengthened regulatory synergy. The CSRC will consult the relevant competent authorities, and the overseas listing of VIE structured enterprises that meet the compliance requirements will be filed. We may not be able to complete the filing if the filing materials are incomplete or do not meet the requirements of the CSRC. Any failure to obtain or delay in going through filing procedures for any of our offshore offerings, or a rescission of such filing if completed, may subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which may materially and adversely affect our business, financial condition, and results of operations. See “Item 3. Key Information - 3.D. Risk Factors-Risks Related to Doing Business in China - The permission and approval from the CSRC or other PRC government authorities may be required in connection with an offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such permission or approval” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

In the opinion of Guangdong Shenmou Law Firm, our PRC legal counsel, as of the date of this prospectus, we, our PRC subsidiaries and the affiliated entities are not required to obtain any approval or permission from the CSRC for us to file the registration statement on Form F-3 of which this prospectus forms a part, under any currently effective PRC laws, regulations, and regulatory rules. However, according to the Overseas Listing Trial Measures and supporting guidelines, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedure with the CSRC and report relevant information. Companies that had already been listed overseas as of March 31, 2023, are required to file with the CSRC within three business days after the completion of subsequent securities offerings in the same overseas market where its securities were previously offered and listed. Any future offering pursuant to the Prospectus will be subject to the Overseas Listing Trial Measures, and we should, through our major operating entity incorporated in the PRC, file for record with the CSRC within three business days after the completion of the subsequent initial offering and make a summary report to the CSRC after the completion of offerings pursuant to the prospectus.

In the event we had inadvertently concluded that such approvals, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires us to obtain approval, permits, registrations or filings in the future for our operations and overseas listing and securities offerings, we and the VIEs may be unable to obtain such necessary approvals, permits, registrations or filings in a timely manner. Any such circumstance may subject us to fines and other regulatory, civil or criminal liabilities, and we may be ordered by the PRC government authorities to suspend relevant operations, which will materially and adversely affect our business operation. Furthermore, we may be subject to regular inspections, examinations, inquiries or audits by regulatory authorities, and an adverse outcome of such inspections, examinations, inquiries or audits may result in the loss or non-renewal of the relevant licenses and approvals. Moreover, the criteria used in reviewing applications for, or renewals of licenses and approvals may change from time to time, and there can be no assurance that we will be able to meet new criteria that may be imposed to obtain or renew the necessary licenses and approvals. Many of such licenses and approvals are material to the operation of our business, and if we fail to maintain or renew material licenses and approvals, our ability to conduct our business could be materially impaired.

For more detailed information, see “Risk Factors - Risks Related to Doing Business in China - The approval of and the filing with the CSRC or other PRC government authorities may be required in connection with our future offshore offerings under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such approval or complete such filing” in this prospectus.

Cash Flows through Our Organization

We currently do not have cash management policies that dictate how funds are transferred between us, our subsidiaries and the VIEs. In practice, we estimate and allocate funds to our WFOE and the VIEs based on their respective available cash balances and forecasted cash requirements. Under relevant PRC laws and regulations, we are permitted to remit funds to the VIEs through loans rather than capital contributions. As of March 31, 2025, Boqii had made cumulative capital contributions of approximately RMB1.2 billion (approximately US$164.3 million) to its PRC subsidiaries through intermediate holding companies, which were accounted as long-term investments of Boqii. Furthermore, funds equivalent to approximately RMB31.4 million, nil, and nil were provided to the PRC subsidiaries as loans for the years ended March 31, 2023, 2024 and 2025, respectively, which were accounted as intra-Group payables due to the Group’s entities. These funds have been used by the Company’s PRC subsidiaries and VIEs for their operations.

The VIEs may transfer cash to the relevant WFOEs by paying service fees according to the exclusive business cooperation agreements. Pursuant to these agreements between each of the VIEs and its corresponding WFOEs, each of the VIEs agrees to pay the relevant WFOE for services related to design and maintenance of the e-commerce platform, consulting services, technical training, research, planning and development of the market and customer support at an amount based on 100% of the balance of the gross consolidated profits of each VIE after offsetting the accumulated losses for the preceding financial years and deducting the working capital, expenses, taxes and other statutory contributions required for any financial year, or the amount determined by the WFOE in accordance with the terms of the agreements. Considering the future operating and cash flow needs of the VIEs, for the years ended March 31, 2023, 2024 and 2025, no service fees were charged to the VIEs by the WFOEs, and no payments were made by the VIEs under these agreements. If there is any amount payable to relevant WFOEs under the VIE agreements, the VIEs will settle the amount accordingly. For more information, see “Item 3. Key Information-Condensed Consolidating Schedule” and consolidated financial statements included elsewhere in our 2025 Annual Report, which is incorporated by reference in this prospectus. For any amounts owed by the VIEs to our PRC subsidiaries under the VIE agreements, unless otherwise required by PRC governmental authorities in accordance with relevant PRC laws and regulations, we are able to settle such amounts without limitations under the current effective PRC laws and regulations, provided that the VIEs have sufficient funds to do so.

We have not previously declared or paid any cash dividend, dividend in kind or distributions, and have no plan to declare or pay any dividends or distributions in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. For more information, see “Item 8. Financial Information–8.A. Consolidated Statements and Other Financial Information-Dividend Policy” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Restrictions on Foreign Exchange and the Ability to Transfer Cash between Entities, Across Borders and to U.S. Investors

Boqii’s ability to pay dividends, if any, to its shareholders and to service any debt it may incur will depend upon dividends paid by our PRC subsidiaries. Under PRC laws and regulations, our PRC subsidiaries are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets offshore to Boqii. In particular, under the current effective PRC laws and regulations, dividends may be paid only out of distributable profits. Distributable profits are the net profit as determined under PRC GAAP, less any recovery of accumulated losses and appropriations to statutory and other reserves required to be made. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our PRC subsidiaries may not have sufficient distributable profits to pay dividends to us in the near future.

Furthermore, if certain procedural requirements are satisfied, the payment of current account items, including profit distributions and trade and service related foreign exchange transactions, can be made in foreign currencies without prior approval from State Administration of Foreign Exchange (the “SAFE”) or its local branches. However, where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of loans denominated in foreign currencies, approval from or registration with competent government authorities or its authorized banks is required. If we fail to comply with such requirements and satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our offshore intermediary holding companies or ultimate parent company, and therefore, our shareholders or investors in Class A Ordinary Shares. We cannot assure you, in light of such requirements relating to the convertibility of Renminbi into foreign currencies, that our current or future PRC subsidiaries will be able to satisfy their respective payment obligations that are denominated in foreign currencies, including the remittance of dividends outside of the PRC. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Boqii. In addition, our PRC subsidiaries are required to make appropriations to certain statutory reserve funds, which are not distributable as cash dividends except in the event of a solvent liquidation of the companies. See “Item 3. Key Information - 3.D. Risk Factors - Risks Related to Doing Business in China -  PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay us from making loans or additional capital contributions to our PRC subsidiaries and to make loans to the VIEs, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Summary of Significant Risk Factors

Set forth below is a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section “Item 3. Key Information - 3.D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference in this prospectus.

Risks Relating to Our Business and Industry

●	Our limited operating history across our various business initiatives makes it difficult to evaluate our business prospects and future growth rate. For details, see the risk factor with the same heading on page 18 in our 2025 Annual Report.

●	We have a history of net losses and may continue to incur losses in the future. For details, see the risk factor with the same heading on page 18 in our 2025 Annual Report.

●	We have significant working capital requirements and have historically experienced working capital deficits. If we continue to experience such working capital deficits in the future, our business, liquidity, financial condition and results of operations may be materially and adversely affected. For details, see the risk factor with the same heading on page 18 in our 2025 Annual Report.

●	If we are unable to diversify our monetization channels, our business and prospects may be materially and adversely affected. For details, see the risk factor with the same heading on page 18 in our 2025 Annual Report.

●	Our business, prospects and financial results may be affected by our relationship with third-party e-commerce platforms. For details, see the risk factor with the same heading on page 19 in our 2025 Annual Report.

●	Our business is subject to the changing preferences and needs of our customers and their pets. Any failure by us to timely adapt our offerings according to changes in customer preferences may adversely affect our business and results of operations. For details, see the risk factor with the same heading on page 19 in our 2025 Annual Report.

●	If we fail to acquire and retain new customers, or fail to do so in a cost-effective manner, our business, financial condition and results of operations may be materially and adversely affected. For details, see the risk factor with the same heading on page 19 in our 2025 Annual Report.

Risks Related to Our Corporate Structure and Contractual Arrangements

●	There are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to the agreements that establish the VIE structure for our operations in China, including potential future actions by the PRC government, which could affect the enforceability of our contractual arrangements with the VIEs and, consequently, significantly affect our financial condition and results of operations. If the PRC government finds our contractual arrangements noncompliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in the VIEs. For details, see the risk factor with the same heading on page 37 in our 2025 Annual Report.

●	Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Investment Law and how it may impact our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 39 in our 2025 Annual Report.

●	We rely on contractual arrangements with the VIEs and their respective shareholders for our business operations, which may not be as effective as direct ownership in providing operational control. For details, see the risk factor with the same heading on page 39 in our 2025 Annual Report.

●	Any failure by any of the VIEs or their shareholders to perform their respective obligations under our contractual arrangements with them would have a material and adverse effect on our business. For details, see the risk factor with the same heading on page 39 in our 2025 Annual Report.

●	Our contractual arrangements are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures. For details, see the risk factor with the same heading on page 40 in our 2025 Annual Report.

Risks Relating to Doing Business in China

●	Uncertainties with respect to the PRC legal system could adversely affect us. For details, see the risk factor with the same heading on page 42 in our 2025 Annual Report.

●	PRC laws and regulations regarding data security and cybersecurity are evolving. These laws and regulations could have a material impact on our business operation. For details, see the risk factor with the same heading on page 43 in our 2025 Annual Report.

●	Any failure or perceived failure by us to comply with Anti-monopoly Guidelines for Internet Platforms and other Anti-monopoly laws and regulations may result in governmental investigations or enforcement actions, litigation or claims against us and could have an adverse effect on our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 46 in our 2025 Annual Report.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. For details, see the risk factor with the same heading on page 41 in our 2025 Annual Report.

●	The permission and approval from the CSRC or other PRC government authorities may be required in connection with an offshore offering under PRC law, and, if required, we cannot predict whether or for how long we will be able to obtain such permission or approval. For details, see the risk factor with the same heading on page 43 in our 2025 Annual Report.

●	Our business, financial condition and results of operations depend on the level of consumer confidence and spending in China and may be adversely affected by the downturn in the global or Chinese economy. For details, see the risk factor with the same heading on page 42 in our 2025 Annual Report.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws, and the ability of U.S. authorities to bring actions in China may also be limited. For details, see the risk factor with the same heading on page 47 in our 2025 Annual Report.

●	It may be difficult for overseas regulators to conduct investigation or collect evidence within China. For details, see the risk factor with the same heading on page 48 in our 2025 Annual Report.

●	Trading in our securities will be prohibited under the HFCAA if the PCAOB determines that it is unable to inspect or investigate completely our registered public accounting firm, and as a result, U.S. national securities exchanges, such as the NYSE American, may determine to delist our securities. For details, see the risk factor with the same heading on page 55 in our 2025 Annual Report.

Risks Related to Our Class A Ordinary Shares

●	Our multi-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A Ordinary Shares may view as beneficial. For details, see the risk factor with the same heading on page 23 in this prospectus.

●	The multi-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares. For details, see the risk factor with the same heading on page 24 in this prospectus.

●	The trading price of our Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors. For details, see the risk factor with the same heading on page 56 in our 2025 Annual Report.

●	If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A Ordinary Shares, the market price for our Class A Ordinary Shares and trading volume could decline. For details, see the risk factor with the same heading on page 59 in our 2025 Annual Report.

●	The sale or availability for sale of substantial amounts of our Class A Ordinary Shares could adversely affect their market price. For details, see the risk factor with the same heading on page 59 in our 2025 Annual Report.

●	Techniques employed by short sellers may drive down the market price of our Class A Ordinary Shares. For details, see the risk factor with the same heading on page 59 in our 2025 Annual Report.

●	If we are classified as a passive foreign investment company, or PFIC, United States taxpayers who own our Class A Ordinary Shares may have adverse United States federal income tax consequences. For details, see the risk factor with the same heading on page 62 in our 2025 Annual Report.

Corporate Information

Boqii Holding Limited is an exempted company with limited liability incorporated in the Cayman Islands in June 2012 and a holding company of our group. We commenced operations in 2008 with the establishment of Shanghai Guangcheng Information Technology Co., Ltd. (“Guangcheng Information”) in December 2007. In November 2012, Shanghai Guangcheng was established in the PRC. In November 2012 and March 2013, Guangcheng Information and Shanghai Guangcheng entered into an asset transfer agreement and a supplemental agreement thereto, respectively, pursuant to which Guangcheng Information transferred all of its business operations and assets to Shanghai Guangcheng.

In October 2020, we completed an initial public offering in which we offered and sold an aggregate of 32,813 Class A Ordinary Shares in the form of ADSs. On September 30, 2020, the ADSs were listed on the New York Stock Exchange (“NYSE”) under the symbol “BQ.” In October 2023, we transferred the listing of our ADSs from NYSE to NYSE American, under the same ticker symbol of “BQ.”

In June 2025, our shareholders approved our M&AA, under which (1) our issued and unissued shares were consolidated at a ratio of 160-for-1 resulting in an authorized share capital of US$20,000,000, divided into 125,000,000 shares of par value of $0.16 each, comprising (a) 93,750,000 Class A Ordinary Shares of par value of $0.16 each; (b) 12,500,000 Class B ordinary shares of par value of $0.16 each; and (c) 18,750,000 shares of par value of $0.16 each of such class or classes (however designated) as may be determined by our Board in accordance with the M&AA; and (2) the deemed service period for notice served by post was reduced from five calendar days to three calendar days counting from the date service is deemed to occur as provided in the M&AA. The shareholders also approved the following actions relating to our ADSs upon the effectiveness of the Reverse Split : (1) suspension of trading of ADSs on the NYSE American; (2) termination of the deposit agreement dated September 29, 2020, in connection with our ADS program, (3) mandatory exchange of outstanding ADSs for the corresponding Class A Ordinary Shares; and (4) commencement of trading of Class A Ordinary Shares on the NYSE American. In July 2025, the ADS Termination took effect and our Class A Ordinary Shares commenced trading on a post-Reverse Split basis, of par value of $0.16 per share, on the NYSE American under the same ticker symbol of “BQ.”

Subsequently, in May 2026, our shareholders approved a capital reduction and share sub-divison, which reduced the par value of each authorized and issued share from US$0.16 to US$0.0000001 and reconfigured our authorized share capital to US$2,000 divided into 20,000,000,000 shares.

Our principal executive offices are located at Room 1203, 12th Floor, Building T1, Smart Cloud, No. 1, Lane 235, Yubei Road, Pudong New District, Shanghai 201204, People’s Republic of China. Our telephone number at this address is +86-21-6882 6799. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our principal website is www.boqii.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY10168.

The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us. We also maintain an Internet site, http://www.boqii.com, for investors’ information.

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in gross revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering, which is March 31, 2026. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for corporate governance, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING

Issuer	Boqii Holding Limited

Class A Ordinary Shares offered by the Selling Shareholders	Up to 9,990,000 Class A Ordinary Shares, consisting of up to (i) 3,000,000 Class ordinary shares issued to the Selling Shareholders in the Private Placement and (ii) 6,990,000 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants.

Terms of offering	The Class A Ordinary Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See “Plan of Distribution” section of this prospectus for more information.

Selling Shareholders	All of the Class A Ordinary Shares being registered pursuant to the Registration Statement on Form F-3, of which this prospectus forms a part, are being offered by the Selling Shareholders. See “Selling Shareholders” section of this prospectus for more information on the Selling Shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. We may, however receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants that are exercised for cash. We intend to use any such proceeds for general corporate purposes.

Class A Ordinary Shares issued and outstanding prior to this offering (and prior to the exercise of any Pre-Funded Warrants to purchase Class A Ordinary Shares)	7,298,128 Class A Ordinary Shares.(1)

Market for our Class A Ordinary Shares	Our Class A Ordinary Shares are listed on the NYSE American under the symbol “BQ.”

Risk Factors	See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in our Class A Ordinary Shares. You should carefully consider these risks before deciding to invest in our Class A Ordinary Shares.

(1)	Consists of (i) 4,298,128 Class A Ordinary Shares outstanding prior to the Private Placement and (ii) the 3,000,000 Class A Ordinary Shares issued to the Selling Shareholders upon closing of the Private Placement. Excludes 6,990,000 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2025 Annual Report, which is incorporated in this prospectus by reference, together with any other information appearing or incorporated by reference in this prospectus and in any accompanying prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which our management is unaware or deems immaterial. Our business, financial condition, or results of operations could be materially and adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, we are not a Chinese operating company but rather a Cayman Islands holding company. We conduct our operations in China through our PRC subsidiaries and, where applicable, through our consolidated variable interest entity, or VIE, and its subsidiaries. Investors are purchasing equity interests in the Cayman Islands holding company, and not in our PRC subsidiaries, the VIE, or the VIE's subsidiaries. As a result, investors may never directly hold equity interests in the operating entities in China. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

USE OF PROCEEDS

All of the shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from these sales.

We may, however, receive cash proceeds equal to the total exercise price of the Pre-Funded Warrants that are exercised for cash. We intend to use any such proceeds received from the exercise of the Pre-Funded Warrants for general corporate purposes.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SHAREHOLDERS

This prospectus relates to the proposed resale or other disposition from time to time by the Selling Shareholders, or their pledgees, donees, transferees, or other successors in interest, of up to 9,990,000 Class A Ordinary Shares, par value $0.0000001 per share, consisting of up to (i) 3,000,000 Class A Ordinary Shares issued to the Selling Shareholders and (ii) 6,990,000 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. The Shares and Pre-Funded Warrants were issued and sold to the Selling Shareholders in the Private Placement that closed on May 18, 2026, pursuant to the Purchase Agreement dated May 11, 2026. We are registering the Shares and the Pre-Funded Warrant Shares under the Securities Act to permit the Selling Shareholders to offer such securities for resale from time to time.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Class A Ordinary Shares by each of the Selling Shareholders. The second column lists the total number of Class A Ordinary Shares beneficially owned by each Selling Shareholder based on its ownership of the Class A Ordinary Shares as of May 18, 2026. The third column lists the maximum number of Class A Ordinary Shares being offered by this prospectus by the Selling Shareholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Class A Ordinary Shares. Generally, a person “beneficially owns” shares of our Class A Ordinary Shares if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. All information contained in the table below and the footnotes thereto is based upon information provided to us by the Selling Shareholders.

Unless otherwise indicated in the footnotes to this table, we believe that each Selling Shareholder has sole voting and investment power with respect to the Class A Ordinary Shares indicated as beneficially owned. Shares issuable pursuant to the exercise of warrants exercisable within 60 days are deemed outstanding and held by the holder of such warrants for computing the percentage of outstanding Class A Ordinary Shares beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding Class A Ordinary Shares beneficially owned by any other person.

To our knowledge, except for the ownership of the Company’s securities, neither the Selling Shareholders nor any of their affiliates, officers, directors, or principal equity holders have held any position or office or had any other material relationship with us or our affiliates within the past three years.

This prospectus covers the resale of up to 9,990,000 Class A Ordinary Shares.

Name of Selling Shareholders	Number of Class A Ordinary Shares Beneficially Owned Before the Offering	Maximum Number of Class A Ordinary Shares To Be Sold Pursuant to this Prospectus	Number of Shares of Class A Ordinary Shares Owned After the Offering	Percentage of Class A Ordinary Shares Owned After the Offering
SHENGSHI CHUANGTOU CO., LIMITED(1)	1,165,500	1,165,500	0	*
EVOCLAW LTD(2)	1,165,500	1,165,500	0	*
XUELEI MO3)	1,165,500	1,165,500	0	*
VERAHUB LIMITED(4)	1,165,500	1,165,500	0	*
RYNOLDA LIMITED(5)	1,165,500	1,165,500	0	*
LIGHTHOUSE SIGMA LIMITED(6)	1,165,500	1,165,500	0	*
INNOVISE ALPHA LIMITED(7)	1,165,500	1,165,500	0	*
AJ GRAIN EAR LIMITED(8)	666,000	666,000	0	*
ACE TECHNOCRACY LIMITED(9)	1,165,500	1,165,500	0	*

*	Less than one percent.

(1)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. SHENGSHI CHUANGTOU CO., LIMITED is controlled by Max Ye. The registered address of SHENGSHI CHUANGTOU CO., LIMITED is Unit 2303, Building 4, Zhonghaihuideli, Hualong District, Shenzhen, China.

(2)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. EVOCLAW LTD is controlled by Anderson Tou. The registered address of EVOCLAW LTD is RM 1D, 2/F., FU TAO BUILDING, 98 ARGYLE STREET, MONG KOK, HONG KONG.

(3)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. XUELEI MO’s business address is1904, Unit 1, No. 37 Shunhe Road, Jinshui District, Zhengzhou, Henan, China.

(4)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. VERAHUB LIMITED is controlled by William Chang. The registered address of VERAHUB LIMITED is Room G, 11/F, Siu On Building, 243-245 Des Voeux Road West, Sai Ying Pun, Hong Kong.

(5)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. RYNOLDA LIMITED is controlled by Shawn Wen. The registered address of RYNOLDA LIMITED is Room 1201, Building 21, Sanyuan Great Love City, Daya Bay West District, Huizhou.

(6)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. LIGHTHOUSE SIGMA LIMITED is controlled by Anna Ding. The registered address of LIGHTHOUSE SIGMA LIMITED is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(7)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. INNOVISE ALPHA LIMITED is controlled by Henry Kang. The registered address of INNOVISE ALPHA LIMITED is Asia Leading Chambers, Road Town, Tortola Vg1110, British Virgin Islands.

(8)	Consists of (i) 200,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 466,000 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. AJ GRAIN EAR LIMITED is controlled by Will Wang. The registered address of AJ GRAIN EAR LIMITED is Room 110, 1155 Nanshan Avenue, Nanshan District, Shenzhen City, Guangdong Province, China.

(9)	Consists of (i) 350,000 Class A Ordinary Shares issued upon the closing of the Private Placement and (ii) 815,500 Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants. ACE TECHNOCRACY LIMITED is controlled by Andy Tu. The registered address of ACE TECHNOCRACY LIMITED is Room 89, 3/F, Yau Lee Centre, 45 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

PLAN OF DISTRIBUTION

We are registering the Shares to permit resale by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell the Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus.

In addition, the Selling Shareholders may transfer the Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling the Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Shares for whom it may act as agent or to whom it may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

In connection with sales of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell the Shares short and deliver the Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge the Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholder also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states of the United States, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that the Selling Shareholders will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Ordinary Shares by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholder against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the Selling Shareholder will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

The description of our Class A Ordinary Shares and related shareholder rights is set forth under ‘Description of Share Capital’ in our Annual Report on Form 20-F for the fiscal year ended March 31, 2025, including the description of securities registered under Section 12 of the Securities Exchange Act of 1934 contained in Exhibit 2.1 thereto (the ‘Description of Securities’), which is incorporated by reference into this prospectus. The Description of Securities forms a part of, and should be read together with, this prospectus. Except as described in this prospectus and in the documents incorporated by reference herein, there have been no material changes to the terms of our share capital since the filing of our 2025 Annual Report.

LEGAL MATTERS

We are being represented by McCarter & English, LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the Class A Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us Guangdong Shenmou Law Firm. McCarter & English, LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Guangdong Shenmou Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements as of and for the years ended March 31, 2025 and 2024, incorporated by reference in this prospectus to the Annual Report on Form 20-F for the year ended March 31, 2025, have been so incorporated in reliance on the report of Assentsure, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have the standing to sue before the federal courts of the United States.

Our M&AA does not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Currently, substantially all of our operations are conducted outside the United States, and substantially all of our assets are located outside the United States. All of our directors and executive officers are nationals or residents of China, and all of their assets are located in China. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us the courts of the Cayman Islands are unlikely (a) to recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (b) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Maples and Calder (Hong Kong) LLP has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided such judgment (a) is final and conclusive and for a liquidated sum, (b) is not in respect of taxes, a fine or a penalty, (c) inconsistent with a Cayman Islands judgment in respect of the same matter, (d) is not impeachable on the grounds of fraud, or (e) is not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

PRC

Guangdong Shenmou Law Firm, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the PRC would (a) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, and (b) entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Guangdong Shenmou Law Firm have advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

TAXATION

Material income tax consequences relating to the purchase, ownership, and disposition of the securities offered by this prospectus are set forth in “Item 10. Additional Information—E. Taxation” in the 2025 Annual Report, which is incorporated herein by reference, as updated by our subsequent filings under the Exchange Act that are incorporated by reference and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended March 31, 2025 and in our reports on Form 6-K incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since March 31, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. Under the Exchange Act, we file Annual Reports on Form 20-F and other information with the SEC. We also furnish to the SEC under cover of Form 6-K material information required to be made public in our home country, filed with and made public by any stock exchange on which we are listed or distributed by us to our shareholders. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a website that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus and any prospectus supplement are part of a registration statement on Form F-3 that we filed with the SEC and do not contain all of the information in the registration statement. You may inspect a copy of the registration statement through the SEC’s website, as provided above. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination or completion of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

The documents we are incorporating by reference are:

●	our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on August 20, 2025, October 6, 2025, October 31, 2025, November 4, 2025, December 10, 2025, January 5, 2026, February 12, 2026, March 27, 2026, April 20, 2026, May 12, 2026 and May 14, 2026;

●	our Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on July 21, 2025, as amended by Form 20-F/A filed with the SEC on March 19, 2026; and

●	the description of the securities contained in our registration statement on Form 8-A12B initially filed with the SEC on September 22, 2020, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and we may also incorporate certain reports on Forms 6-K that we furnish to the SEC by identifying in such Forms that they are being incorporated by reference into this Form F-3 after (i) the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement (if they state that they are incorporated by reference into such registration statement) and (ii) the date of this prospectus prior to the termination of this offering (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Boqii Holding Limited

Room 1203, 12th Floor, Building T1, Smart Cloud, No. 1, Lane 235, Yubei Road

Pudong New District, Shanghai 201204
The People’s Republic of China
Telephone: (+86-21) 6882 6799

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s M&AA may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fifteenth M&AA provides that our directors and officers and the personal representatives of the same shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of the company’s business or affairs (including as a result of any mistake of judgment), provided that the indemnity shall not extend to any matter in respect of any willful default, fraud or dishonesty which may attach to any of said persons.

In addition, we have entered into indemnification agreements with our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Item 9. Exhibits.

The following exhibits are filed with this registration statement or are incorporated herein by reference.

Exhibit Number	Exhibit Description
3.1	Fifteenth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Report on Form 6-K furnished to the SEC on May, 12, 2026).
4.1	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 2.1 to the annual report on Form 20-F filed with the SEC on July 21, 2025)
4.2	Form of Pre-Funded Warrant
5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities being registered and certain Cayman Islands legal matters
8.1	Opinion of Guangdong Shenmou Law Firm regarding certain PRC legal matters
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K filed with the SEC on May 14, 2026).
23.1	Consent of Assentsure PAC, an independent registered public accounting firm
23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3	Consent of Guangdong Shenmou Law Firm (included in Exhibit 8.1)
24.1	Power of Attorney (included on the signature page)
107	Calculation of Filing Fee Table

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, the People’s Republic of China, on June 5, 2026.

Boqii Holding Limited

By:	/s/ Yinhzhi (Lisa) Tang
	Name:	Yingzhi (Lisa) Tang
	Title:	Director, co-Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 5, 2026.

Signature	Title

/s/ Hao (Louis) Liang	Director, Chairman and Chief Executive Officer (principal executive officer)
Hao (Louis) Liang

/s/ Yingzhi (Lisa) Tang	Director, co-Chief Executive Officer and Chief Financial Officer
Yingzhi (Lisa) Tang

/s/ Guangyu Luo	Director
Guangyu Luo

/s/ Su Zhang	Director
Su Zhang

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Boqii Holding Limited has signed this registration statement in Newark, Delaware on June 5, 2026.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President